Exhibit 99

Information

LOCKHEED MARTIN’S VANCE COFFMAN

ANNOUNCES RETIREMENT PLANS

Robert Stevens Named CEO Effective August 6, 2004

BETHESDA, Md., Mar. 1, 2004 – Lockheed Martin [NYSE: LMT] Chairman and Chief Executive Officer Vance D. Coffman announced today that he will retire after 37 years with the company, including seven years as CEO. Lockheed Martin’s Board of Directors has named President and Chief Operating Officer Robert J. Stevens as Coffman’s successor.

Effective August 6, 2004, Stevens, 52, will assume his new duties as CEO, retaining his position as President. Coffman, 59, plans to continue to serve as the board’s non-employee Chairman until April 2005.

On behalf of the board, Presiding Director James Ukropina said: “We are pleased that Vance Coffman will serve as our CEO through July and then continue as our Chairman until the 2005 annual meeting. This will ensure an orderly transition of leadership. Under Vance Coffman’s capable stewardship, which began in the midst of the defense industry consolidation, Lockheed Martin has achieved steady, disciplined growth and strong performance in critical programs, including F/A-22 and the Joint Strike Fighter. He also strengthened the corporation’s role in launch vehicles, missile defense and network-centric programs. He has helped to position the company for continued success and, as he transitions to retirement, we extend our deep thanks for a job well done. We are also extremely pleased by the selection of Bob Stevens as the corporation’s next CEO and have full confidence in his leadership.”

“I have been extremely fortunate to have worked with such a talented and experienced board, a top-notch management team, and a truly dedicated workforce,” Coffman said. “Serving Lockheed Martin and its customers has been a great experience for me both professionally and personally, and I want to express my profound appreciation to all who have contributed to that experience.”

He added: “Bob Stevens is an exceptional leader with great vision and a deep understanding of the industry, our customers and our corporation. He has been intimately involved in Lockheed Martin’s successful operational, financial and strategic execution. He has also been a driving force behind our strong performance for our Department of Defense and other government customers and our increased focus on growing our homeland security and government IT capabilities. Under Bob’s leadership, Lockheed Martin will continue on its path of steady, reliable performance.”

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“I am deeply honored to be given the opportunity to lead this great company and its 130,000 extraordinary employees,” Stevens said. “Lockheed Martin is a company with a legacy of supporting critical national-security and civil-agency needs while achieving strong operational performance and returning shareholder value. I look forward to continuing that tradition and ensuring that we fully utilize the corporation’s vast array of capabilities and talent.”

Stevens added: “We all owe Vance Coffman our gratitude for his strength and leadership over the past seven years. His 37-year career has been marked by superior achievements and unrelenting focus on our customers, shareholders and employees. Our company and our nation will benefit for years to come from his many contributions.”

Coffman’s tenure is credited with restoring the corporation’s financial strength. While Coffman was CEO, the company increased backlog from $48 billion in 1997 to $77 billion and achieved record sales of $32 billion in 2003. He reorganized the business areas and restructured the management team to increase efficiency and customer satisfaction. His continuing focus on divesting non-core businesses, while making selective acquisitions—including ACS and the recently announced Titan Corporation—has resulted in steadily growing IT capability which, today, represents about 25 percent of Lockheed Martin’s sales.

He has also streamlined business practices and achieved cost savings of about $5 billion through his “lean” initiative, LM21, which he launched in 1998. The company has also reduced its net debt-to-capital ratio significantly in recent years to its current level of 48 percent.

Stevens Background

Stevens has served as Lockheed Martin’s President and COO since October 2000 and is a member of the Board of Directors. Previously, he served as the corporation’s Chief Financial Officer. In addition, he led the company’s strategic planning office and was the senior executive in Lockheed Martin’s Energy & Environment Sector. He also led the corporation’s Air Traffic Management business.

From 1988 to 1993, Stevens was the general manager of Loral Systems Manufacturing, having been promoted from Vice President and Chief Financial Officer. He began his career with Fairchild-Republic.

He serves as the Presiding Director on Monsanto Company’s Board of Directors. He is a Fellow of the American Astronautical Society, an Associate Fellow of the American Institute of Aeronautics and Astronautics, and a member of the International Advisory Board of the British-American Business Council. During 2001 and 2002, he served on the President’s Commission on the Future of the U.S. Aerospace Industry.

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Coffman Background

Coffman joined Lockheed’s Space Systems division in 1967 and held positions of increasing responsibility. He was responsible for the development of several major space programs and large ground data-processing systems. He provided leadership for the Hubble space telescope, the Milstar satellite communications program, and the Follow-on Early Warning System.

He is chairman of the President’s National Security Telecommunications Advisory Committee and, in 2003, served as the chairman of the Aerospace Industries Association. He serves on the boards of 3M, Bristol-Myers-Squibb and the United Negro College Fund. He was elected a Fellow in both the American Institute of Aeronautics and Astronautics and the American Astronautical Society. In 2002, he was named an “NRO Pioneer” by the National Reconnaissance Office.

Additional biographical information and photos of both Coffman and Stevens are available at www.lockheedmartin.com in the “Biographies” portion of the “About Us” section.

Headquartered in Bethesda, MD, Lockheed Martin employs about 130,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services.

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Media Contact: Tom Jurkowsky, (301) 897-6352; e-mail, thomas.jurkowsky@lmco.com

Investor Relations Contacts: Jim Ryan, (301) 897-6584; e-mail, james.r.ryan@lmco.com and Randa Middleton, (301) 897-6455; e-mail, randa.c.middleton@lmco.com

For additional information, visit our website:

www.lockheedmartin.com